Exhibit 4.1

AMENDED AND RESTATED SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the          day of                         , 2007.

BETWEEN:	ABITIBIBOWATER INC., a corporation subsisting under the laws of the State of Delaware, (hereinafter referred to as “AbitibiBowater”),

OF THE FIRST PART,

- and-	BOWATER CANADIAN HOLDINGS INCORPORATED, a corporation subsisting under the laws of the Province of Nova Scotia, (hereinafter referred to as “Bowater Holdings”),

OF THE SECOND PART,

- and-	ABITIBIBOWATER CANADA INC., a corporation subsisting under the laws of Canada, (hereinafter referred to as “AbitibiBowater Canada”),

OF THE THIRD PART,

- and -	BOWATER INCORPORATED, a corporation subsisting under the laws of the State of Delaware, (hereinafter referred to as “Bowater”),

OF THE FOURTH PART,

WHEREAS, in connection with the acquisition by Bowater of Avenor Inc. (“Avenor”), AbitibiBowater Canada (formerly known as Bowater Canada Inc.) issued non-voting exchangeable shares of its capital (the “Exchangeable Shares”) to certain holders of common shares of Avenor which were exchangeable, in accordance with their terms, for shares of Bowater common stock (the “Bowater Common Shares”);

WHEREAS, in connection with the acquisition by Bowater of Avenor, Bowater, AbitibiBowater Canada (formerly known as Bowater Canada Inc.) and Bowater Holdings entered into a support agreement dated as of July 24, 1998 (the “Original Support Agreement”);

WHEREAS pursuant to a combination agreement and agreement and plan of merger dated as of January 29, 2007 (the “Combination Agreement”) among Abitibi-Consolidated Inc. (“Abitibi”), Bowater, AbitibiBowater (formerly known as Alpha-Bravo Holdings Inc.), Alpha-Bravo Merger Sub Inc. and AbitibiBowater Canada (formerly known as Bowater Canada Inc.), AbitibiBowater Canada filed articles of amendment on October         , 2007 (the “Bowater

Canada Articles of Amendment”), which included the following elements: (i) the changing of Bowater Canada Inc.’s name to “AbitibiBowater Canada Inc.”; (ii) the changing of each issued and outstanding Exchangeable Share into 0.52 of an Exchangeable Share; and (iii) the repeal of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in Schedule 1 to Bowater Canada Inc.’s articles of amendment filed on July 23, 1998 and the replacement of such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares with those set out in Schedule 1 to the Bowater Canada Articles of Amendment (such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule 1 to the Bowater Canada Articles of Amendment being referred to herein as the “Share Provisions”);

WHEREAS pursuant to the Combination Agreement and a plan of arrangement with respect to Abitibi and its shareholders approved by the Superior Court of Québec on August 7, 2007 (the “Plan of Arrangement”), on October [ ], 2007, AbitibiBowater Canada issued additional Exchangeable Shares of its capital to certain holders of common shares of Abitibi (the arrangement effected by the Plan of Arrangement being referred to herein as the “Arrangement”);

AND WHEREAS pursuant to the Combination Agreement, (i) Bowater agreed and undertook that it will, and it will cause Bowater Holdings and AbitibiBowater Canada, subject to obtaining the final order in respect of the Arrangement to, amend or amend and restate the Original Support Agreement in order to give effect to the Bowater Canada Articles of Amendment; and (ii) AbitibiBowater agreed and undertook to become a party to the Original Support Agreement.

NOW THEREFORE in consideration of the respective covenants and agreements provided in this amended and restated support agreement (the “Amended and Restated Support Agreement”) and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Share Provisions, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings. The division of this Amended and Restated Support Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Amended and Restated Support Agreement.

1.3	Number, Gender. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4

Date for any Action. If any date on which any action is required to be taken under this Amended and Restated Support Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Amended and Restated Support Agreement, a “Business Day” means a day other than a

Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Montréal, Québec or New York, New York.

ARTICLE 2

COVENANTS OF ABITIBIBOWATER, BOWATER HOLDINGS,

ABITIBIBOWATER CANADA AND BOWATER

2.1	Funding of AbitibiBowater Canada. So long as any Exchangeable Shares not owned by AbitibiBowater or its affiliates are outstanding, AbitibiBowater will:

(a)	not declare or pay any dividend on AbitibiBowater Common Shares unless (i) AbitibiBowater Canada shall immediately thereafter declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares and (ii) AbitibiBowater Canada shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

(b)	advise AbitibiBowater Canada sufficiently in advance of the declaration by AbitibiBowater of any dividend on AbitibiBowater Common Shares and take all such other actions as are reasonably necessary, in cooperation with AbitibiBowater Canada, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on AbitibiBowater Common Shares;

(c)	ensure that the record date for any dividend declared on AbitibiBowater Common Shares is not less than 10 Business Days after the declaration date of such dividend; and

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit AbitibiBowater Canada, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of AbitibiBowater Canada, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by AbitibiBowater Canada, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit AbitibiBowater Canada to cause to be delivered AbitibiBowater Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions.

2.2

Deposit of Funds. AbitibiBowater will cause AbitibiBowater Canada to deposit a sufficient amount of funds in an account of AbitibiBowater Canada as is necessary to enable AbitibiBowater Canada to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions or Article 5 of the Plan of Arrangement, as applicable.

2.3	Reservation of AbitibiBowater Common Shares. AbitibiBowater hereby represents, warrants and covenants in favour of AbitibiBowater Canada that it has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by AbitibiBowater or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of AbitibiBowater Common Shares (or other shares or securities into which AbitibiBowater Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit AbitibiBowater to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which AbitibiBowater may now or hereafter be required to issue AbitibiBowater Common Shares and to enable and permit Bowater Holdings and AbitibiBowater Canada to meet their respective obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events. In order to assist AbitibiBowater to comply with its obligations hereunder and to permit Bowater Holdings to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, AbitibiBowater Canada will notify AbitibiBowater and Bowater Holdings of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors of AbitibiBowater Canada to institute voluntary liquidation, dissolution or winding-up proceedings with respect to AbitibiBowater Canada or to effect any other distribution of the assets of AbitibiBowater Canada among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by AbitibiBowater Canada of notice of and AbitibiBowater Canada otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of AbitibiBowater Canada or to effect any other distribution of the assets of AbitibiBowater Canada among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by AbitibiBowater Canada of a Retraction Request;

(d)	except in the case of an acquisition of Control of AbitibiBowater, at least 75 days prior to any Redemption Date determined in accordance with the Share Provisions; and

(e)	as soon as practicable upon the issuance by AbitibiBowater Canada of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5	Delivery of Common Shares to AbitibiBowater Canada. In furtherance of its obligations under section 2.1(d) hereof, upon notice from AbitibiBowater Canada of any event that requires AbitibiBowater Canada to cause to be delivered AbitibiBowater Common Shares to any holder of Exchangeable Shares, AbitibiBowater shall forthwith issue and deliver to AbitibiBowater Canada the requisite number of AbitibiBowater Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as AbitibiBowater Canada shall direct. All such AbitibiBowater Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such AbitibiBowater Common Share, AbitibiBowater Canada shall issue to AbitibiBowater, or as AbitibiBowater shall direct, common shares of AbitibiBowater Canada having equivalent value.

2.6	Qualification of AbitibiBowater Common Shares. If any AbitibiBowater Common Shares (or other shares or securities into which AbitibiBowater Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by AbitibiBowater and delivered by AbitibiBowater, AbitibiBowater Canada, Bowater Holdings or Bowater, at the direction of AbitibiBowater Canada if applicable, to the holder of Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of AbitibiBowater for purposes of United States federal or state securities law), AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such AbitibiBowater Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all AbitibiBowater Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding AbitibiBowater Common Shares (or such other shares or securities) have been listed by AbitibiBowater and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence.

(a)	AbitibiBowater will not without prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

(i)	issue or distribute AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire

AbitibiBowater Common Shares) to the holders of all or substantially all of the then outstanding AbitibiBowater Common Shares by way of stock dividend or other distribution, other than an issue of AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) to holders of AbitibiBowater Common Shares who exercise an option to receive dividends in AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) in lieu of receiving cash dividends; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding AbitibiBowater Common Shares entitling them to subscribe for or to purchase AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Bowater Common Shares (A) shares or securities of Bowater of any class other than Bowater Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Bowater Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of Bowater or (D) assets of Bowater, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by AbitibiBowater in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)	AbitibiBowater will not without the prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding AbitibiBowater Common Shares into a greater number of AbitibiBowater Common Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding AbitibiBowater Common Shares into a lesser number of AbitibiBowater Common Shares; or

(iii)	effect an AbitibiBowater Share Exchange Transaction,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

(c)	AbitibiBowater will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 days after the date on which such event is declared or announced by AbitibiBowater (with contemporaneous notification thereof by AbitibiBowater to AbitibiBowater Canada, Bowater Holdings and Bowater).

(d)	The Board of Directors of AbitibiBowater Canada shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of AbitibiBowater Canada may require), economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on AbitibiBowater. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of AbitibiBowater Canada to be relevant, be considered by the Board of Directors of AbitibiBowater Canada:

(i)	in the case of any stock dividend or other distribution payable in AbitibiBowater Common Shares, the number of such shares issued in proportion to the number of AbitibiBowater Common Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of AbitibiBowater Canada in the manner above contemplated) of a AbitibiBowater Common Share;

(iii)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of AbitibiBowater of any class other than AbitibiBowater Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of AbitibiBowater or any assets of AbitibiBowater), the relationship between the fair market value (as determined by the Board of Directors of AbitibiBowater Canada in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding AbitibiBowater Common Share and the current market value (as determined by the Board of Directors of AbitibiBowater Canada in the manner above contemplated) of a AbitibiBowater Common Share;

(iv)

in the case of any subdivision, redivision or change of the then outstanding AbitibiBowater Common Shares into a greater number of AbitibiBowater Common Shares or the reduction, combination, consolidation or change of the then outstanding AbitibiBowater Common Shares into a lesser number of AbitibiBowater Common Shares or an AbitibiBowater Share Exchange

Transaction, the effect thereof upon the then outstanding AbitibiBowater Common Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of AbitibiBowater Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of AbitibiBowater Canada the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of AbitibiBowater Canada, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of AbitibiBowater Canada may require), and provided further that any such determination by the Board of Directors of AbitibiBowater Canada shall be conclusive and binding on AbitibiBowater.

(e)	AbitibiBowater Canada agrees that, to the extent required, upon due notice from AbitibiBowater, it will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by AbitibiBowater Canada, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the AbitibiBowater Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8

Tender Offers. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to AbitibiBowater Common Shares (an “Offer”) is proposed by AbitibiBowater or is proposed to AbitibiBowater or its shareholders and is recommended by the Board of Directors of AbitibiBowater, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of AbitibiBowater, AbitibiBowater will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of AbitibiBowater Common Shares, without discrimination. Without limiting the generality of the foregoing, AbitibiBowater will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against AbitibiBowater Canada

(or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of AbitibiBowater Canada to redeem or Bowater Holdings to purchase Exchangeable Shares, as applicable, in the event of an acquisition of Control of AbitibiBowater.

2.9	Ownership of Outstanding Shares. Without the prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, AbitibiBowater covenants and agrees in favour of AbitibiBowater Canada that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than AbitibiBowater or any of its Affiliates, AbitibiBowater will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of AbitibiBowater Canada and Bowater Holdings.

2.10	AbitibiBowater and Affiliates Not to Vote Exchangeable Shares. Each of AbitibiBowater and Bowater Holdings covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of AbitibiBowater and Bowater Holdings further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which AbitibiBowater Canada may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Rule 10b-18 Purchases. For certainty, nothing contained in this Amended and Restated Support Agreement, including without limitation the obligations of AbitibiBowater contained in Section 2.8 hereof, shall limit the ability of AbitibiBowater, Bowater Holdings or AbitibiBowater Canada to make a “Rule 10b-18 Purchase” of AbitibiBowater Common Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

ARTICLE 3

GENERAL

3.1	Term. This Amended and Restated Support Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than AbitibiBowater and any of its Affiliates.

3.2

Changes in Capital of AbitibiBowater and AbitibiBowater Canada. At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either AbitibiBowater Common Shares or the Exchangeable Shares or both are in any way changed, this Amended and Restated

Support Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which AbitibiBowater Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3	Severability. If any provision of this Amended and Restated Support Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Amended and Restated Support Agreement shall not in any way be affected or impaired thereby and this Amended and Restated Support Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4	Amendments, Modifications. This Amended and Restated Support Agreement may not be amended or modified except by an agreement in writing executed by AbitibiBowater Canada, Bowater Holdings and AbitibiBowater and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Share Provisions.

3.5	Ministerial Amendments. Notwithstanding the provisions of section 3.4, the parties to this Amended and Restated Support Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Amended and Restated Support Agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the board of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this Amended and Restated Support Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to AbitibiBowater Canada, Bowater Holdings and AbitibiBowater, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

3.6

Meeting to Consider Amendments. AbitibiBowater Canada, at the request of AbitibiBowater or Bowater Holdings, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of AbitibiBowater Canada, the Share Provisions and all applicable laws.

3.7	Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this Amended and Restated Support Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

3.8	Enurement. This Amended and Restated Support Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

3.9	Notices to Parties. All notices and other communications between the parties to this Amended and Restated Support Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

(a)	if to AbitibiBowater:

AbitibiBowater Inc.

1155 Metcalfe Street

Suite 800

Montréal, Québec H3B 5H2

(b)	if to Bowater Holdings:

Bowater Canadian Holdings Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

(c)	if to AbitibiBowater Canada:

AbitibiBowater Canada Inc.

1000 de la Gauchetière Street West

Suite 2820

Montréal, Québec H3B 4W5

Attention: Secretary

Fax: (514) 954-2952

Attention: Francis Legault

Fax: (514) 286-5474

(d)	if to Bowater:

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

(e)	With a copy to:

Ogilvy Renault LLP 1981 McGill College Avenue Suite 1100 Montréal, Québec H3A 3C1 Attention: Francis Legault Fax: (514) 286-5474	Davies Ward Phillips & Vineberg 1501 McGill College Avenue 20th Floor Montréal, Québec H3A 3N9 Attention: Maryse Bertrand Fax: (514) 841-6499

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10	Counterparts. This Amended and Restated Support Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11	Jurisdiction. This Amended and Restated Support Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.12	Attornment. Each of AbitibiBowater and Bowater Holdings agrees that any action or proceeding arising out of or relating to this Amended and Restated Support Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints AbitibiBowater Canada at its registered office in the Province of Ontario as attorney for service of process.

3.13

Undertaking of Bowater. Bowater hereby acknowledges the provisions of this Amended and Restated Support Agreement and undertakes to cause Bowater Holdings and AbitibiBowater Canada to take all actions necessary in order for each of Bowater

Holdings and AbitibiBowater Canada to comply with their respective obligations hereunder.

Signatures follow on next page

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Support Agreement to be duly executed as of the date first above written.

ABITIBIBOWATER INC.

By:
Name:
Title:

BOWATER CANADIAN HOLDINGS INCORPORATED

By:
Name:
Title:

ABITIBIBOWATER CANADA INC.

By:
Name:
Title:

BOWATER INCORPORATED

By:
Name:
Title: